Exhibit 99.1
                              Fiscal Quarter Ended
                                October 31,2008

Mass Megawatts Wind Power, Inc. Reports for Second Fiscal Quarter

WORCESTER, MA., December 18, 2008 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC bulletin Board: MMGW.OB ) reports a net loss of 2 cents per share or $90,484 in the second quarter ending October 31,2008. In the previous fiscal year , Mass Megawatts reported a net loss of two cents per share or $48,480 for the second quarter ending October 31,2007.

During the month of December, Mass Megawatts received a payment of $37,000 from the sale related to a contract with the United States Army. The payment will be applied to future revenues.

The Mass Megawatts wind power plant also known as the Multiaxis Turbosystem is being constructed with a recently introduced adjustable augmenter. An augmenter increases the harnessed wind velocity in order to increase the power output. The improved augmenter technology reduces the cost for heavy and expensive components being required by earlier versions of an augmenter.

The recently announced new augmenter reduces the electric generation cost below traditional wind turbine technologies. As a result, Mass Megawatts can be directly competitive with fossil fuel power plants such as coal and natural gas at more locations than traditional wind power plants.

In the past 12 months, the wind industry achieved a growth rate of more than 42 percent per year in the USA. In recent years, more than $7 billion was invested in new wind power plants worldwide.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its stocktickerMAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com